Exhibit (p)(3)
Date of Last Update: April 1, 2017

RiverFront Investment Group
Code of Ethics

I.	General

The Code of Ethics is predicated on the principle that RiverFront Investment Group (“RiverFront”, the “Firm”, or “we”) owes a fiduciary duty to its clients. Accordingly, Employees, as defined in the Code of Conduct, must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, RiverFront will be mindful to:
•	Place client interests ahead of RiverFront’s – As a fiduciary, RiverFront will serve in its clients’ best interests. In other words, Employees may not benefit at the expense of clients.
•	Engage in personal investing that is in full compliance with RiverFront’s Code of Ethics – Employees must review and abide by RiverFront’s Personal Securities Transaction and Insider Trading Policies.
•
Ensure employees do not take advantage of their positions – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with RiverFront, or on behalf of a client, unless in compliance with the Gift Policy below.

•	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to RiverFront’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

II.	Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that RiverFront expects that its Employees will:
•	Place the integrity of the investment profession, the interests of clients, and the interests of RiverFront above one’s own personal interests;
•	Adhere to the fundamental standard that no one should take inappropriate advantage of their position;
•	Avoid any actual or potential material conflict of interest without first consulting with the Chief Compliance Officer and/or the Conflicts Committee;
•	Conduct all personal securities transactions in a manner consistent with this policy;
•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on themselves, the firm, and the profession;

[1]
The term “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department ofthe Treasury.

1 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•	Promote the integrity of, and uphold the rules governing, capital markets;
•	Maintain and improve professional competence and strive to maintain and improve the competence of other investment professionals; and
•	Comply with applicable provisions of the Federal Securities Laws.

RiverFront has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth in this Code of Ethics. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

III.	Reporting Securities Law Violations (Whistle Blower Policies and Procedures)

On occasion, Employees may have cause to believe there has been or will be a violation of federal securities law. The Firm encourages associates to provide such information directly to the Compliance Department.

The Firm recognizes that some Employees may not feel comfortable supplying such information to the Compliance Department. In these cases, Employees may choose to file directly with the Office of the Whistleblower Program through the Securities Exchange Commission.

Any submission, either through Compliance or directly with the SEC, will result in no negative impact to the Employee or his or her position at the Firm. If an Employee decides to file with the SEC, the rules provide that certain criteria be met in order to be eligible for a whistleblower award.

On July 21, 2010, the President signed into law the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Act"). Among other things, the Act establishes a whistleblower program that enables the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of the federal securities laws that leads to the successful enforcement of a covered judicial or administrative action, or a related action resulting in monetary sanctions exceeding $1 million.

•
Any information submitted must be in writing and be derived from an associate’s independent knowledge or independent analysis, not already known to the SEC and not part of any public record to be considered original information.

•	There can be no outstanding subpoena, inquiry, or demand for the information.
•	Certain persons are generally excluded from the Whistleblower award program. These include:
o
An employee whose principal duties involve compliance or internal audit responsibilities, or who was employed by or otherwise associated with a firm retained to perform compliance or internal audit functions for an entity;

o	Employed by or otherwise associated with a firm retained to conduct an inquiry or investigation into possible violations of law; or
o
An employee of, or other person associated with, a public accounting firm, if he or she obtained the information through the performance of an engagement required of an independent public accountant under the federal securities laws, and that information related to a violation by the engagement client or the client’s directors, officers or other employees.

•
The SEC will consider a number of factors when determining the amount of any award. Among these is the culpability of an associate or that associate’s involvement in any situation. While culpability may not eliminate an award, it could be a factor that reduces the amount of the award. Thus, there is no amnesty provided to individuals who submit information to the SEC.

2 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•
Information obtained through an entity’s legal, compliance, audit, or similar functions or processes for identifying, reporting, and addressing potential non-compliance with law is not considered original information and is not eligible for a whistleblower award.

Any whistleblower that interferes with the compliance program of its firm or unreasonably delays in reporting a securities violation to its compliance program or the SEC may see a reduction in the amount of any whistleblower award due him or her.

The SEC will maintain confidentiality to the best of its ability with regard to a whistleblower’s identity. Examples of situations that may cause a whistleblower’s name to be revealed include when disclosure is required to a defendant or respondent in a federal court or administrative action or when the SEC determines that it is necessary to protect investors, it may reveal an associate’s name to the Department of Justice or other appropriate authority.

For more information on the Whistleblower Program associates are encouraged to visit the program’s website at http://www.sec.gov/whistleblower.

IV. Personal Securities Transaction Policy

SEC Rule 204A-1 requires the imposition of personal trading policies on all access persons. The SEC defines Access Person to mean:
(i)	any supervised person:
(A)	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
(B)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
(ii)	If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

For purposes of this Code of Ethics, all Employees, as defined in the Code of Conduct, as considered Access Persons.

Employees are prohibited from purchasing or selling any security in which the Employee has a beneficial interest as defined below unless the transaction occurs in an Exempted Security (defined below) or the Employee has complied with the Personal Securities Transaction Policy set forth below.

Reportable and Exempt Securities

RiverFront requires Employees to provide initial holdings reports and duplicate statements of any brokerage accounts, as well as attesting to accounts and holdings in those accounts annually (See Reporting section below). Unless the Employee has the ability to direct trades, managed accounts transactions are not required to be included in the quarterly reporting process. However, if it is determined that an Employee has influence over a managed account’s specific trades, Compliance may determine that those managed accounts report quarterly as with other reportable accounts. All Employees will be required to complete an annual attestation via the Protegent PTA Platform (“PTA”) regarding their “managed” accounts. This attestation will be based on guidance from the SEC issued in an IM Guidance dated June 2015, in which the SEC suggests certain questions that investment advisers should ask their Access Persons regarding personal managed accounts.

3 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
Automatic Dividend Reinvestment Plans (DRIP) and periodic investment purchase plans are not subject to reporting requirements. The following are considered “Exempt Securities” and are not subject to the reporting requirement:
•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds other than Reportable Funds[2]; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any security or ETF shall be considered securities and require preclearance. For the purposes of this Code of Ethics, all non-exempt securities are considered “Reportable Securities”.

Beneficial Ownership

In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise. A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships). Beneficial ownership typically includes:
•	Securities held in a person’s own name;
•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;
•	Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan; and
•	Securities owned by a corporation that is directly or indirectly controlled by, or under common control with, such person.

Pre-Clearance Procedures

Employees must have written approval for all personal securities transactions, other than Exempt Securities and municipal securities, before completing the transactions unless the transactions occur in an account over which the Employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed by a bona fide money manager, and in which such Employee does not direct trades). This policy applies equally to securities acquired in initial public offerings and limited offerings.3

[2]
A “Reportable Fund” means (a) any mutual fund for which RiverFront serves as the investment adviser; or (b) any mutual fund whose investment adviser or principal underwriter controls RiverFront, is controlled by RiverFront, or is under common control with RiverFront.

[3]
The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.  The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

4 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
RiverFront has implemented Protegent PTA (“PTA”), a browser-based application that automates compliance with personal trading regulations, and the Firm’s Code of Ethics. The PTA platform is used to enhance compliance and documentation of the Firm’s compliance with personal trading regulations and mandates as well as to maintain Employee disclosures and certifications.

All pre-clearance requests must be submitted via PTA. Approval or disapproval will be given and documented via PTA by the Chief Compliance Officer or her designees. No Employee may approve his/her own personal securities trades. If for any reason the pre-clearance request cannot be submitted through the system, approval must still be granted by the Chief Compliance Officer or her designees via email or in writing. This approval will be documented in the notes of the trade via PTA.

If an Employee receives approval to trade a security, he or she must complete the trade on the same business day as that approval. If the trade is not made on that day, the Employee must request approval again. RiverFront reserves the right to reject any proposed transaction that may have the appearance of improper conduct, and may reject a proposed Employee transaction for any reason.

In addition to the pre-clearance procedures provided above, certain other restrictions apply to personal securities transactions involving ETFs sub-advised by RiverFront (“Sub-Advised ETFs”). Employees are prohibited from purchasing or selling shares of the Sub-Advised ETFs except on the first Monday of the following months: February, May, August, and November. On those designated days, Employees must submit pre-clearance requests for such trades in PTA, as they would for any other personal securities transaction. As above, RiverFront reserves the right to reject any proposed transaction in the Sub-Advised ETFs for any reason.

Restricted List

The Chief Risk Officer and Due Diligence Analyst will maintain a Restricted List that lists all securities which Employees will be prohibited from buying or selling. Securities on this list may include, but are not limited to, securities on which the Firm is conducting due diligence, or for which the investment team is contemplating a trade, Sub-Advised ETFs, and securities about which the Firm or an Employee has received material non-public information. This list will be maintained in PTA. If an Employee enters a pre-clearance request for a security on the Restricted List, the request will be automatically denied. The Chief Risk Officer and Due Diligence Analyst will update the list on a weekly basis, working with the Chief Global Equity Officer to ensure that all necessary securities have been captured.

In addition to the Restricted List, all personal trading requests are considered in conjunction with the holdings in RiverFront’s client portfolios to confirm that no potential or actual conflict exists with the requested trade.

Reporting

Within 10 days of opening a brokerage account, Employees are required to report the account to RiverFront through PTA. If an Employee opened a brokerage account prior to being subject to this Code of Ethics, the Employee must notify Compliance in writing within 10 days of becoming an Employee (or designated an Access Person), via the initial holdings report, as discussed below. When opening a brokerage account, the brokerage firm has an obligation to ask whether the person is an employee of a registered broker-dealer. Employees should answer “yes.” Pursuant to NASD Rule 3050, if the brokerage firm cannot send an electronic feed to Compliance through the online reporting system, the Employee must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements directly to Compliance.

5 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
Tip: For 401(k) accounts, electronic feeds/duplicate statements are only required if the Employee opens or participates in a self-directed brokerage window.
In order to maintain compliance with Rule 204A-1 under the Advisers Act, RiverFront must collect certain information from Employees that includes transaction and holding information regarding the personal trading activities of the Employees. RiverFront uses PTA to collect, maintain and review this information. The information, as described in further detail below, are: 1. Initial Holdings/Account Reporting; 2. Quarterly Transaction Reporting, and 3. Annual Holdings/Account Reporting.

1.	Initial Holdings and Account Reporting
New Employees are required to report all of their holdings in Reportable Securities and all brokerage accounts not later than 10 days after an individual becomes an Employee. Holdings and accounts should be reported through PTA.

Employees may submit their brokerage/custodial statements to the Firm in order to complete the initial holdings requirements, However, Employees must be certain that their brokerage/custodial statements include at a minimum:
(a)	the title and type of Security;
(b)	as applicable, depending on the type of Security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security;
(c)	the name of any broker, dealer or bank with which the Employee maintains an account in which any Security is held for the Employee’s direct or indirect benefit; and
(d)	the date of the statement.

2.	Quarterly Transaction Reporting
Employees are required to ensure that all transactions in Reportable Securities for the previous quarter are recorded in PTA. Transactions are entered into the PTA system either via electronic feed or transcribed from duplicate statements received by Compliance. The transactions must be certified by the Employee as part of the Quarterly Employee Certification (discussed below). This record must include any transactions during the quarter in a Reportable Security in which the Employee had any direct or indirect beneficial ownership (this includes securities that the Employee received as a gift or have inherited, as well as securities given, bequeathed or donated to the Employee.) Transaction details must include:
•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank through which the transaction was effected; and,
•	The date of the statement or other submission of the transactions(s).

There are some exceptions to the quarterly reporting requirements. Employees do not need to certify quarterly with respect to:
•	Transactions effected for or securities held in, any account over which the Employee has no direct or indirect influence or control; or
•	Transactions effected pursuant to an automatic investment plan.

3.	Annual Holdings and Account Reporting
As of December 31 of each year, Employees must certify to the accuracy of holdings and brokerage account information as recorded in PTA no later than 45 days after December 31. Employees must certify to:

6 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Employee maintains an account in which any securities were held for their direct or indirect benefit; and
•	The date the Employee submits the report.

Tip: The intent of this requirement is to have a “snapshot” of the Employee’s holdings at a given point of time. If all transactions are accurately recorded through the year, then balances should be up to date. However, it is the Employee’s responsibility to confirm that reported holdings are correct.

Failure to complete a report by the deadline is a violation of the Code of Ethics and the Employee will be subject to the sanctions described below.

Trading and Review

RiverFront’s Personal Securities Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest with Employees’ personal trading activities. Accordingly, RiverFront will closely monitor Employees’ investment patterns to detect the following activities:
•	Frequent and/or short-term trades;
•	Trading opposite of client trades; and
•	Front-running client accounts, which is a practice generally understood to be Employees personally trading ahead of clients.

In order to avoid the appearance of front-running, RiverFront prohibits its Employees from personally trading in any security, including any option on or derivative of such security, for a period beginning seven (7) calendar days before and ending two (2) calendar days after RiverFront has effected a block transaction (or model trade) in that security for client accounts. Any trades with respect to the Sub-Advised ETFs are subject to the additional restrictions set forth under Pre-clearance Procedures above. Employees are strictly prohibited from engaging in short-term trades of mutual fund shares in order to avoid even the appearance of market-timing activities.

If RiverFront discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions. This meeting shall help RiverFront to determine the appropriate course of action. If it is determined that a violation of the Code has occurred, the Employee will be subject to the sanctions described below.

Additionally, Employees must provide any holdings in any mutual funds in which RiverFront acts as the adviser or sub-adviser (with the exception of those held in RiverFront 401(k) plan). RiverFront mutual fund holdings within the RiverFront 401(k) plan will be monitored outside of PTA on a quarterly basis by the CCO or her designee.

Reporting Violations and Remedial Actions

If any violation of RiverFront’s Personal Securities Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be given to a charity, determined by the Charitable Giving Committee, or paid to applicable client(s) if determined to be appropriate by the CCO. Generally, any violation of the Code of Ethics will be subject to the sanctions described below.
7 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself. RiverFront shall maintain a record of any violation of the Code of Ethics, and of any action taken as a result of the violation; in accordance with Rule 204-2(a)(12) under the Advisers Act.

V.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of Material Non-Public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, RiverFront has instituted procedures to prevent the misuse of Material Non-Public Information.

In the past, securities laws have been interpreted to prohibit the following activities:
•	Trading by an insider while in possession of Material Non-Public Information; or
•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Affiliation with Baird Financial Corporation

RiverFront is primarily owned by its employees through RiverFront Investment Holding Group, LLC, the holding company for RiverFront. Baird Financial Corporation (BFC) is a minority owner of RiverFront Investment Holding Group, LLC and therefore is an indirect owner of RiverFront. BFC owns directly, Robert W. Baird & Co. Incorporated (Baird), a registered broker/dealer and investment advisor. RiverFront is affiliated, and may be deemed to be under common control, with Baird by virtue of their common indirect ownership by BFC. Additionally, RiverFront provides investment advisory services to some of Baird’s clients through the RiverFront/Baird wrap program.

While RiverFront and Baird are affiliated, the two firms operate as completely separate entities and are operationally independent. RiverFront is located in Richmond, Virginia, and Baird is located in Milwaukee, Wisconsin; as such, the two firms do not share office space. No employee of Baird has access to RiverFront’s internal systems. Additionally, RiverFront and Baird do not share employees, phone systems, email systems, servers, files (both electronic and hard copy) or other software and email programs. Furthermore, Baird employees, directors and officers do not have direct access to RiverFront servers or files (both electronic and hard copy).

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by trusts or corporations directly or indirectly controlled by employees or family members. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

8 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:
•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery of research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

9 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of RiverFront. Federal securities laws specifically prohibit the dissemination of such information, and doing so may be construed as a violation of RiverFront’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio may also be viewed as RiverFront engaging in a practice of favoritism. Including information regarding clients’ portfolio holdings in marketing materials and on RiverFront’s website is subject to the CCO’s approval in accordance with RiverFront’s Advertising and Marketing policy and procedures. Notwithstanding the above, it is RiverFront’s policy to disseminate information about its recent transactions to current and prospective clients and/or their representatives upon the completion of the trade. Such information will be disseminated on a fair and equitable basis.

Utilizing Paid Consultants for Research

As part of the research and investment process, Employees may conduct calls or meetings with paid consultants referred by third parties (e.g., Gerson Lehrman Group, Vista Research, etc.). These consultants may range from independent research analysts, retired personnel, or employees working in the relevant industry. Discussions with these industry experts may provide RiverFront with a greater understanding of industries, companies and the economy in general. As noted, securities laws have been interpreted to prohibit the following activities:
•	Trading by an insider while in possession of Material Non-Public Information;
•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or,
•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Employees should be mindful of this policy and these obligations when working with Consultants. Any questions with respect to this Policy should be directed to the CCO, CIO or the Functional Heads.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Insider Trading, including civil injunctions, treble damages, disgorgement of profits, and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow When an Employee Believes They Possess Material Non-Public Information:

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee and CCO will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:
•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.
•	Shall not engage in securities transactions of any company, except in accordance with RiverFront’s Personal Security Transaction Policy and the Federal securities laws.
•	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.
10 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•	Shall immediately report the potential receipt of Material Non-Public Information to the CCO.
•	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

VI.	Outside Business Activities

Employees may, under certain circumstances, be granted permission to participate in outside business activities, including to serve as directors, trustees or officers of outside organizations, by reporting such activities via PTA and on their U-4 form or Form ADV 2B Supplement, if appropriate. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities, subject to prior approval as discussed below.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between RiverFront and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier. Similarly, RiverFront may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee should not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in outside business activities without prior approval from both the CCO and the Employee’s manager. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV. All outside business activities must be pre-approved by the CCO or her designee through PTA. Failure to attain pre-approval for an outside business activity is considered a violation of this Code of Ethics and subject to the sanctions described below.

Quarterly, Employees are required to review their outside activities via PTA. Employees must attest quarterly that the activities are accurate, or provide updates as appropriate. Failure to fully complete this attestation by the stated due date is considered a violation of this Code of Ethics and subject to the sanctions described below.

VII.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire or receive personal gain from any business opportunity that comes to his or her attention as a result of his or her association with RiverFront and in which he or she knows RiverFront might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to RiverFront, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any RiverFront business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by RiverFront may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

VIII.	Gifts and Entertainment

Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration:
11 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•	that reasonably could be expected to compromise their own or another’s independence and objectivity; or
•	that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.
No Employee shall receive (or give) any gift (including gifts of nominal value as noted below), entertainment, or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association or other entity (“Outside Entity”) that does business with or on behalf of an Advisory Client or RiverFront. As described more fully below, gifts are subject to a $100 limit per person, per year. Notwithstanding the guidance set forth below, please note that giving or receiving gifts or entertainment to or from federal, state or local government officials, and state or local pension or retirement plan officials, may be subject to more stringent requirements. Please consult with the CCO for further guidance.

Gifts

The term “gift” includes the giving or receipt of gratuities, merchandise, service, and the enjoyment or use of property or facilities for personal use. The term “gift” does not include “business entertainment” as defined more fully below, but does include meals, tickets to events and other entertainment that does not qualify as “business entertainment.”

•	Gifts must be reasonable in terms of frequency and value. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstances (i.e., holiday season).

•	Employees should not accept gifts, favors, or other things of value which could influence their decision-making or make the Employee feel beholden to any Outside Entity.

•
Employees should not offer gifts, favors, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to RiverFront.

•	Gifts should not be sent to an Employee’s home. If they are, the Employee must request that the gift giver discontinue this practice in the future.

•
Employees may RECEIVE gifts from an Outside Entity so long as their aggregate annual value does not exceed the equivalent of $100 (either one single gift, or in aggregate from the same person/entity on an annual basis). Employees may GIVE gifts to an Outside Entity so long as the aggregate annual value does not exceed the equivalent of $100 (either one single gift, or in aggregate from the same person/entity on an annual basis).

•	To determine an item’s value, use the higher of cost, face, or market value (i.e., what it would cost to purchase on the open market).

•
If a department (as opposed to an individual) receives a gift that is valued in excess of the $100 limit, it can be shared among Employees, provided no single Employee’s pro rata share of the gift exceeds the $100 limit.

•
Under no circumstances should cash gifts be given to or accepted from an Outside Entity. Gift cards for products or services may be given or received if the amount is $35 or less. Visa or other cards that are not intended for a specific retailer are considered cash and are not allowed to be given or received as gifts.

•
Any gift that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with your immediate supervisor and the CCO. Alternatively, with the approval of the CCO, the gift can be awarded to the winner of a random drawing of an identified group of employees of an appropriate size.

12 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•	This policy applies to gifts given to or received by family and friends on behalf of Employees, vendors or clients.

•
This policy also applies with respect to personal gifts, such as wedding or baby gifts, if paid for by RiverFront. Personal gifts given during the holiday season or for other life events are excluded as personal in nature if the following criteria is met: (1) there is a pre-existing family or personal relationship; (2) the gift was paid for by the Employee; AND, (3) the gift is not related to the business of the recipient.

•
Gifts of nominal value that either have the RiverFront logo or the giving firm’s logo are excluded from this policy. Nonetheless, as noted previously in this Code, the giving or receipt of gifts of nominal value should not be so frequent as to raise any question of impropriety.

Reporting of Gifts

All Employees are required to complete a record of gifts given and received. Gifts given and received should be reported via PTA on the Gifts and Entertainment Log within 30 days of receiving/giving the gift. Reasonable gifts received on behalf of RiverFront shall not require reporting. Receipt of promotional/logo gifts are also exempt from reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to RiverFront’s offices by service providers. The CCO or her designee will maintain a log of all gifts given/received.

Failure to report Gifts within 30 days of when the gift was given or received is considered a violation of this Code of Ethics and subject to the sanctions described below.

Business Entertainment

Business Entertainment (or “Entertainment”) occurs when an Employee is in the presence of an Outside Business contact (either when the business contact is being entertained by the employee or vice versa). If an Employee and the Outside Business contact do not both plan to be present, the item will be considered a gift and be subject to the gift restrictions and reporting requirements noted above.

•	Entertainment must be reasonable in terms of frequency and value.

•	Employees should not accept entertainment of value which could influence their decision-making or make the Employee feel beholden to an Outside Entity.

•	Employees should not offer entertainment that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to RiverFront.

•	Entertainment involving personnel associated with Outside Entities may only be used to foster and promote business relationships with Outside Entities.

•
Employees may attend business meals, business-related conferences, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both the Employee and the giver are present. If the value of business entertainment received or given exceeds $250 per person in value, Employees must obtain prior written approval from the CCO or her designee. Prior to receiving entertainment from any brokerage firms with which RiverFront places step-out trades or mutual fund trades (meals excluded), Employees must obtain pre-approval from the CCO or her designee, regardless of value.

13 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•
Conferences, educational seminars, and other public appearances where another party is paying for any costs related to RiverFront’s attendance, including co-sponsorships are required to be reported to Compliance via the Gifts and Entertainment Log.

•
Formal meals received by Employees are subject to the reporting requirements. These meals are required to be reported to Compliance. Tip: While the cost of a meal may seem insignificant, the frequency of a third party providing a meal to Employees may raise questions about whether or not a conflict of interest exists.

•	This policy applies to entertainment given to or received by family and friends on behalf of Employees, vendors or clients.

•	If RiverFront is paying for or sponsoring an event or activity, a RiverFront employee must be present.

Reporting of Entertainment

All Entertainment received as described above is required to be reported via PTA on the Gifts and Entertainment Log within 30 days of when the Entertainment was received. The CCO or her designee shall maintain a log of all reportable Business Entertainment. Entertainment provided by RiverFront will be recorded in the company expense reports and reviewed on a regular basis.

Failure to report Entertainment within 30 days of the event is considered a violation of this Code of Ethics and subject to the sanctions described below.

Gifts Given to Taft-Hartley Funds

Employees are reminded that notwithstanding this policy, since RiverFront could have Taft-Hartley eligible clients, any gratuity provided by RiverFront to US labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported in writing to the CCO, and Department Labor Form LM-10 must be completed within 90 days following the end of RiverFront’s fiscal year. Accordingly, RiverFront will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

Travel Expenses

Employees may charge to RiverFront normal and reasonable travel and travel-related expenses incurred for a RiverFront business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel-related expenses.

IX.	Political Contributions

Pay to Play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government accounts. SEC rules announced on June 30, 2010, include prohibitions intended to capture not only direct political contributions by investment advisers, but also other ways that advisers may engage in pay-to-play arrangements. The important elements of the SEC Rule are:

•
Political Contributions – An Investment Adviser (“IA”) that makes a political contribution to an elected official in (or candidate for) a position to influence the selection of the adviser is barred for two years from providing advisory services for compensation, either directly or indirectly. Executives and employees of the adviser are permitted to make contributions of up to $350 per candidate per election if the contributor is entitled to vote for the candidate, and up to $150 per candidate per election if the contributor is not entitled to vote for the candidate.

14 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
•
Solicitation of Contributions – The IA and its employees are prohibited from asking another person or political action committee to make contributions to the official or candidate (as described above), or making a payment to a political party of the state or locality where the advisor seeks to provide advisory services to the government.

•
Third Party Solicitors – The IA and its employees and executives may not pay a third party to solicit a government client on behalf of the IA unless the third party is an SEC-registered investment adviser or broker-dealer subject to similar pay-to-play restrictions.

•
Indirect Contributions and Solicitations – IAs and their employee and executives are prohibited from attempting to circumvent the above rules by directing other parties (lawyers, spouses, acquaintances, etc.) to do anything that would violate the above if it had been done directly.

Policy

The following practices of RiverFront and/or its Employees will comply with all provisions of the rule for political contributions.

RiverFront
•	RiverFront is prohibited from making political contributions of any kind.
•	RiverFront will not indirectly cause any third party to engage in any action in which it cannot engage directly.
•
If any RiverFront donations and solicitations, or substantive suspicions of RiverFront donations and solicitations are discovered to have occurred since June 30, 2008, they must be immediately reported to the CCO.

Employees, Executives, and Directors
•	RiverFront employees, officers, and executives (“Employees”) need to take special care in their political contributions. Employees may contribute according to the following guidelines:
o	Up to $350 per candidate per election cycle to incumbents or candidates for whom they are eligible to vote, without prior approval.
o	Up to $150 per candidate per election cycle to other incumbents or candidates, without prior approval.
o	Any other donation must have prior written approval from the CCO or her designee.
•	Employees will not solicit contributions from any person, political action committee (PAC), or other entity that the Employee may not give to directly on behalf of him/herself.
•	Employees will not indirectly cause any third party to engage in any action in which they may not engage directly, including members of their household and adult children.
•	All Employee contributions and/or solicitations must be reported in writing to the CCO immediately, even within the limitations of this policy.
•
Once a year, each employee will be required to attest that they have reported all political contributions to the CCO and that these contributions were in compliance with RiverFront’s policies and procedures. Political contributions and the annual attestation will be requested, approved and documented through the PTA platform.

Procedures

RiverFront will follow the procedures set forth below in order to ensure compliance with the pay-to-play rule:
15 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
The CCO or her designee will:
•	Maintain a current log of all political contributions and solicitations made by RiverFront employees, or firm contributions and solicitations discovered in violation of firm policy;
•	Maintain a log of requests cited above, with the CCO’s findings;
•
Take appropriate remedial or disciplinary action to any Employee who violates any provision of this pay-to-play policy, up to and including termination. Note: Failure to obtain pre-approval for a political contribution above the de minimis amounts (as described above) is a violation of this Code of Ethics and subject to the sanctions described above.

•	Maintain a log of any RiverFront or Employee violations of the Political Contributions policy and the remedial or disciplinary action that resulted; and
•	Coordinate the annual attestation and related employee, Executive, and Director reporting required under this policy.

Responsibility

All RiverFront Employees must be mindful of the requirements of the pay-to-play rule and assist in ensuring compliance with this policy. Employees are encouraged to report any matters related to this policy to the CCO.

X. Miscellaneous Provisions

Loans

No Employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with RiverFront, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use RiverFront’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

Dealings with Government and Industry Regulators

RiverFront’s policy forbids payments of any kind by itself, its Employees or any other intermediary to any government official, self‑regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy requires Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against RiverFront. Employees should, if requested, provide RiverFront with reasonable assistance, including, but not limited to, meeting or consulting with RiverFront and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

16 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
Charitable Contributions

FINRA issued guidance on the solicitation of substantial charitable contributions by customer representatives acting in a fiduciary capacity (NASD Notice to Members 06-21, May 2006). The guidance addresses the conflict that arises when employees of a customer acting in a fiduciary capacity (e.g., employees of an investment company, pension fund or investment manager) solicit substantial charitable contributions from members with whom they conduct or intend to conduct business.

While the SEC has not adopted any regulation or provided other guidance specific to charitable contributions, RiverFront has established this policy to monitor potential conflicts of interest that may arise when giving charitable donations.

RiverFront has a Charitable Giving Committee that meets to review Firm-sponsored donations. A record will be kept of each charitable contribution in the financial statements of RiverFront.

Employee charitable contributions are generally allowable and not reportable, as long as they are not given in connection with the Employee’s role at the Firm. However, all Employees must be mindful of their role as an Employee of the Firm and actual and perceived conflicts of interest when making or soliciting charitable gifts.

Protection of RiverFront’s Name

Employees should at all times be aware that RiverFront’s name, reputation, goodwill, and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of RiverFront’s name in any manner that could be misinterpreted to indicate a relationship between RiverFront and any other entity or activity.

Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

Media Appearances and Interviews

Employees are prohibited from discussing individual securities with reporters, during interviews or media appearances, without prior approval from the CCO. RiverFront prohibits discussion of individual securities because it creates a potential conflict of interest, especially in the case of securities held or traded by client portfolios. If an employee is asked to comment on an individual security, we recommend that they respond as follows: “I cannot comment on a specific security.” Failure to obtain permission before discussing individual securities with the media is considered a violation of this Code of Ethics subject to the sanctions described below.

17 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
XI. Employee Certifications

On an initial, annual, semi-annual and quarterly basis, RiverFront requires Employees to complete certain certifications via the PTA system. These certifications are used to promote the Firm’s culture of compliance, as well as to assist the CCO in her monitoring of potential conflicts of interest and adherence to the Firm’s Code of Ethics and other policies and procedures. Failure to complete these certifications by the due date indicated is considered a violation of this Code of Ethics and subject to the sanctions described below.

Certifications include:
Initial (upon employment or designation as an Access Person):
•	Initial Holdings Attestation
•	Initial Brokerage Accounts Attestation
•	Initial RiverFront Employee Certification
•	Initial Employee Conflicts Attestation
•	Initial Social Media Attestation
•	Initial Mobile Device Disclosure

Annual (as of 12/31):
•	Annual Holdings Attestation
•	Annual Brokerage Accounts Attestation
•	Annual RiverFront Employee Certification
•	Annual Social Media Attestation
•	Annual Mobile Device Disclosure

Semi-Annual (as of 12/31 and 6/30):
•	Semi-Annual Conflicts Attestation

Quarterly (as of 3/31, 6/30, and 9/30):
•	Quarterly Employee Certification

Failure to complete attestations by the stated due date is considered a violation of this Code of Ethics subject to the sanctions described below.

XII. Sanctions

RiverFront employees are expected to strictly comply with the provisions of this Code of Ethics. A material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, up to and including termination.

The following are guidelines associated with additional sanctions that may arise out of multiple violations of the Code of Ethics. All code of ethics violations will be reported to the RiverFront Board of Directors. These guidelines are in addition to the surrender of any profit realized from transactions that were deemed to be violations of the Code of Ethics or sanctions that are applied for material violations of the Code of Ethics. In administering these guidelines a rolling two-year, look-back period applies. Code violations incurred prior to January 9, 2017, the effective date of these new guidelines, will not be considered.

1st Violation

Notification letter stating Employee’s violation is issued. In addition, the Employee’s manager will be provided with a summary of the violation.

2nd Violation

Notification letter stating Employee’s violation and enumerating a fine levied is issued. In addition, Employee manager, department director, and the President will be provided with a summary of the Employee’s violations.

The fine associated with a second violation of the Code is $100 made payable to a charitable organization. Payment must be made within two weeks of the documented memo and a receipt of payment must be provided to the CCO.

18 | P a g e

Exhibit (p)(3)
Date of Last Update: April 1, 2017
3rd Violation

Notification letter stating Employee’s violation and enumerating a fine levied is issued. In addition, Employee’s manager, department director, and the President will be provided with a summary of the Employee’s violations.

The fine associated with a third violation of the Code is: $250 made payable to a charitable organization. In the case of a third violation related to personal trading, a 6-month trading moratorium is imposed in addition to the fine (only sales will be permissible). Payment must be made within two weeks of the documented memo and a receipt of payment must be provided to the CCO.

4th Violation

The CCO and the Board of Directors will determine the sanction to be imposed for a fourth violation of the Code, up to and including termination. The Employee’s manager, department director, and President will be provided with a summary of the sanction imposed for the fourth violation.

You are urged to seek the advice of the CCO or any member of the Compliance Department for any questions about the Code or the application of the Code to your individual circumstances.

XIII.	Disclosure

RiverFront shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for RiverFront’s Code of Ethics shall be directed to the CCO.

IXX.	Recordkeeping

RiverFront shall maintain records in the manner and to the extent set forth below. These records will be maintained and shall be available for appropriate examination by representatives of regulatory authorities or RiverFront’s Senior Management:
•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
•
A record of any material violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•
A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of RiverFront shall be preserved by the Company in an easily accessible place;

•
A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•
A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and

•
The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

XX.	Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment and at least annually thereafter.

19 | P a g e